                                                               Exhibit 99(4)

Crop Growers Corporation           contact Bob Rousey               208-666-5340


FOR IMMEDIATE RELEASE

Crop Growers Names Acting CEO

Great Falls, MT -- May 31, 1996 -- Crop Growers Corporation (NASDAQ:CGRO) announced today that it has named Larry Martinez as its Acting Chief Executive Officer and appointed him a member of the Company's Board of Directors. In making the announcement, Crop Growers Chairman Paul Horn said, "Speaking on behalf of the board, I'm very pleased that Larry has joined our team. He has worked closely with Crop Growers Corporation since its inception and has a thorough knowledge of the challenges and opportunities at the Company. More importantly, he has the expertise to successfully accomplish the tasks before him.

Mr. Martinez was formally a partner in the Great Falls, Montana office of the law firm of Dorsey & Whitney LLP. A graduate of Princeton and Stanford Law School, he has been in private practice since 1987, specializing in corporate law. Mr. Martinez, his wife Anne and sons Alex and Jack reside in Great Falls.

Crop Growers markets and services federal multi-peril crop insurance and crop hail insurance for third party insurance companies and its own insurance company subsidiaries. Crop Growers is the nation's second largest servicer of crop insurance. The Company also develops, markets, and sells farm management software and related mapping products.


                                       57